Exhibit 10.1

FRESHPET, INC.

SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement (the “Agreement”) is by and between Richard Thompson (the “Executive”) and Freshpet, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Executive and the Company are party to that certain Employment Agreement dated as of October, 2014 (the “Employment Agreement”);

WHEREAS, the Executive has decided to resign from his position as the Chief Executive Officer of the Company and a member of the Company’s Board of Directors (the “Board”) effective as of the earlier of (x) July 1, 2016 and (y) the date on which the Company hires a replacement Chief Executive Officer (such earlier date, the “Separation Date”);

WHEREAS, the Company desires to engage the Executive as consultant to the Company and its affiliates on the terms and conditions set forth herein; and

WHEREAS, in consideration of the benefits and consideration to be provided to the Executive hereunder, which are in excess of those that would have been provided to the Executive pursuant to the terms of the Employment Agreement, the Executive is willing to be bound by the covenants set forth in this Agreement.

NOW, THEREFORE, for the promise and covenants set forth herein and for such other good and valuable consideration, the receipt of which is hereby acknowledged, the Executive and Company enter into this Agreement on the following terms and conditions:

1. Separation. The Executive has elected to resign from his position as the Chief Executive Officer of the Company effective on the Separation Date. Effective as of the Separation Date, the Executive will resign (and will be deemed to have resigned without any further action by the Executive) from his position of the Chief Executive Officer of the Company and, effective as of the Separation Date, the Executive will resign (and will be deemed to have resigned without any further action by the Executive) from all of the Executive’s positions with the Company and its affiliates (and as a fiduciary of any benefit plan of the Company and its affiliates). The Executive shall execute such additional documents as requested by the Company to evidence the foregoing. Except as provided for within Section 4 below, the Separation Date shall be the termination date of the Executive’s employment for purposes of active participation in and coverage under all benefit plans and programs sponsored by or through the Released Parties (as defined in Section 6 hereof), including, but not limited to, any Company retirement plan, provided, however, that in the event that the Company hires a replacement Chief Executive Officer prior to July 1, 2016, the Executive shall assume another non-executive position as an employee of the Company, at the same rate of pay and with the same benefits, through July 1, 2016 (July 1, 2016, being the “Termination Date”).

2. Accrued Obligations; Severance.

(a) Accrued Obligations. Within ten (10) business days following the Termination Date (or such earlier time as may be required by applicable law), the Company shall pay the Executive any base salary through the Termination Date and two weeks’ of accrued, unused vacation days, plus any unreimbursed business expenses entitled to reimbursement, all in accordance with the Company’s policies. In addition, the Executive shall retain his right to all other payments and benefits to which he is entitled under the Company’s tax-qualified retirement plans in accordance with the terms and conditions thereof and applicable law. The Executive shall be entitled to the payments and benefits described in this Section 2 regardless of whether the Executive executes this Agreement.

(b) Severance. In exchange for the Executive’s waiver of claims against the Company and its affiliates and the Executive’s compliance with the other terms and conditions of this Agreement, (i) the Company shall continue to pay the Executive’s base salary in accordance with the Company’s normal payroll schedule (which will be no less frequently than one-twelfth of the annual salary amount during each calendar month) for a period of twelve (12) months from the Termination Date in accordance with Sections 5(c) and 18 of the Employment Agreement (i.e., with any amount that is considered deferred compensation subject to Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) not being made until the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive (within the meaning of Code Section 409A), and (B) the date of the Executive’s death, to the extent required under Code Section 409A), (ii) the Company shall pay the premiums for the Executive’s continuation of group health coverage under the Company’s plans under COBRA at the active employee rates and subject to the Executive’s timely election of COBRA beginning on the date of the Executive’s separation from service for the period from the Termination Date through the end of the Consulting Period (as defined below) in accordance with the provisions of Sections 5(c) and 18 of the Employment Agreement (including, for the avoidance of doubt, early termination of such payments as set forth in Section 5(c) of the Employment Agreement) and (iii) notwithstanding anything to the contrary in the Employment Agreement, the Company shall pay the Executive the bonus described in Section 4(c) of the Employment Agreement, if any and if earned based on achievement of applicable performance goals, in respect of the Company’s 2016 fiscal year, notwithstanding that the Executive will not be employed with the Company through the date of payment, and without any pro-ration.

3. Consulting Services.

(a) Services. For the period commencing on the Termination Date through November 7, 2017 (the “Consulting Period”), and subject to earlier termination for Cause as defined in the Employment Agreement or as a result of a material breach of this Agreement by Executive (it being understood that any breach of Section 8 of this Agreement shall be deemed a material breach), the Company shall engage the Executive as a consultant to provide the Consulting Services. For purposes of this Agreement, the Consulting Services shall mean (i) assisting the Company to transition the Executive’s former duties and responsibilities to other Company employees, (ii) to assist the Company with respect to litigation involving the Company or its affiliates, arbitration, or regulatory or administrative matters and (iii) to perform such other duties reasonably requested by the Company. The Consultant may perform the Consulting Services at such times and in such manner as reasonably requested by the Company from time to time; provided that, to the extent that the Company does not require the Executive to perform the

Consulting Services from a specific location, the Executive may perform the Consulting Services at a location of the Executive’s choice so long as the Executive is available to report by telephone or in person as reasonably requested by the Company. The Consultant shall make himself available to devote up to 10 hours of service per week to the Consulting Services. The Consulting Period shall terminate at the end of such period or upon written notice from the Executive or the Company or immediately upon the Executive’s death.

(b) Retainer. The Company shall pay the Executive a monthly retainer in arrears of (i) $10,000.00 during the period of the Consulting Period from the Termination Date through July 7, 2017 and (ii) $15,000.00 during the remainder of the Consulting Period, in each case, in exchange for the Consulting Services (which shall be pro-rated for partial months during the Consulting Period).

(c) Relationship. The Executive acknowledges and agrees that the Executive’s status at all times shall be that of an independent contractor, and that the Executive may not, at any time, act as a representative for or on behalf of the Company for any purpose or transaction, and may not bind or otherwise obligate the Company in any manner whatsoever without obtaining the prior written approval of the Company therefor. The parties hereby acknowledge and agree that all consulting fees paid pursuant to Section 3(b) hereof shall represent fees for services as an independent contractor, and shall therefore be paid without any deductions or withholdings taken therefrom for taxes or for any other purpose. The Executive further acknowledges that the Company makes no warranties as to any tax consequences regarding payment of such fees, and specifically agrees that the determination of any tax liability or other consequences of any payment made hereunder is the Executive’s sole and complete responsibility and that the Executive will pay all taxes, if any, assessed on such payments under the applicable laws of any Federal, state, local or other jurisdiction and, to the extent not so paid, will indemnify the Company for any taxes so assessed against the Company. The Executive also agrees that during the Consulting Period, the Executive shall not be eligible to participate in any of the employee benefit plans or arrangements of the Company.

(d) Confidentiality. The Executive agrees that the Executive will not, at any time during the consulting period or thereafter, disclose or use any trade secret, proprietary or confidential information of the Company or any subsidiary or affiliate of the Company (collectively, the “Confidential Information”) obtained during the course of performing consulting services hereunder, except for disclosure and uses required in the course of providing such consulting services or with the written permission of the Company or as may be required by law; provided that, if the Executive receives notice that any party will seek to compel him by process of law to disclose Confidential Information, the Executive shall promptly notify the Company and cooperate with the Company in seeking a protective order against such disclosure. This Section 3(d) shall not supersede or limit any other confidentiality agreement to which the Executive is party or by which he is bound.

4. Equity Incentive Awards. In exchange for the Executive’s waiver of claims against the Company and its affiliates and the Executive’s compliance with the other terms and conditions of this Agreement (including, for the avoidance of doubt, continued provision of the Consulting Services), the Company and the Executive agree that the separation pursuant to this Agreement shall not constitute a Termination for purposes of the options to purchase common stock of the Company (the “Options”), granted to the Executive pursuant to the Non-Qualified Stock Option Agreement by and between the Company (f/k/a Professor Connor’s, Inc.) and the Executive, dated as of December, 2010, as amended on October, 2014, and the Non-Qualified Stock Option Agreement by and between the Company and the Executive, dated as of October, 2014 (the “Option Agreements”), and that the Options shall continue to vest in accordance with their terms, provided that the Executive continues to provide the Consulting Services through the applicable vesting date. Except as otherwise provided herein, the Options will remain subject to the terms of Option Agreements; provided however, that they will remain exercisable for no less than 90 days following the termination of the Consulting Period.

5. No Other Compensation. The Executive acknowledges and agrees that the payments provided pursuant to this Agreement: (i) are in full discharge of any and all liabilities and obligations of the Company and its affiliates to the Executive, monetarily or with respect to employee benefits or otherwise, including, but not limited to, any and all obligations arising under the Employment Agreement, any alleged written or oral employment agreement, policy, plan or procedure of the Company and its affiliates and/or any alleged understanding or arrangement between the Executive and the Company; and (ii) exceed any payment, benefit, or other thing of value to which the Executive might otherwise be entitled under any policy, plan or procedure of the Company and its affiliates and/or any agreement between the Executive and the Company and its affiliates.

6. Release.

(a) In consideration for the payment and benefits to be provided to the Executive pursuant to this Agreement, the Executive, for the Executive and for the Executive’s heirs, executors, administrators, trustees, legal representatives and assigns, forever release and discharge the Company and its past, present and future parent entities, subsidiaries, divisions, affiliates and related entities, successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past, present and/or future directors, managers, officers, fiduciaries, attorneys, agents, trustees, administrators, employees and assigns, whether acting on behalf of the Company and its affiliates or in their individual capacities (collectively, the “Released Parties”) to the extent provided below.

(b) Except as provided in Sections 6(d) and 6(e) below and except for the provisions of the Employment Agreement which expressly survive the termination of the Executive’s employment with the Company, the Executive knowingly and voluntarily (for himself, his heirs, executors, administrators and assigns) releases and forever discharges the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this Agreement becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which the Executive, his spouse, or any of his heirs, executors, administrators or assigns, may have, which arise out of or are connected with his employment with, or his separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age

Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

(c) The Executive represents that the Executive has made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Section 6(b) above.

(d) The Executive agrees that this Agreement does not waive or release any rights or claims that the Executive may have under the Age Discrimination in Employment Act of 1967 which arise after the date the Executive executes this Agreement. The Executive acknowledges and agrees that the Executive’s separation from employment with the Company in compliance with the terms of the Employment Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

(e) The Executive agrees that the Executive hereby waives all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, the Executive further acknowledges that the Executive is not waiving and is not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that the Executive disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, the Executive is not waiving (i) any rights to which the Executive is entitled under Section 2 of this Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, or (iii) the Executive’s rights as an equity or security holder in the Company or its affiliates.

(f) In signing this Agreement, the Executive acknowledges and intends that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. The Executive expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. The Executive acknowledges and agrees that this waiver is an essential and material term of this Agreement and that without such waiver the Company would not have agreed to the terms of this Agreement.

The Executive further agrees that in the event the Executive should bring a Claim seeking damages against the Company, or in the event the Executive should seek to recover against the Company in any Claim brought by a governmental agency on the Executive’s behalf, this Agreement shall serve as a complete defense to such Claims to the maximum extent permitted by law. The Executive further agrees that he is not aware of any pending claim of the type described in Section 6(b) above as of the execution of this Agreement.

(g) The Executive agrees that neither this Agreement, nor the furnishing of the consideration for this Agreement, shall be deemed or construed at any time to be an admission by the Company, any Released Party or the Executive of any improper or unlawful conduct.

(h) The Executive agrees that if the Executive violates this Agreement by suing the Company or the other Released Parties, the Executive will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

(i) Any non-disclosure provision in this Agreement does not prohibit or restrict the Executive (or his attorney) from responding to any inquiry about this Agreement or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

(j) The Executive represents that the Executive is not aware of any claim by the Executive other than the claims that are released by this Agreement. The Executive acknowledges that he may hereafter discover claims or facts in addition to or different than those which the Executive now knows or believes to exist with respect to the subject matter of the release set forth in Section 6(b) above and which, if known or suspected at the time of entering into this Agreement, may have materially affected this Agreement and the Executive’s decision to enter into it.

(k) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of this Agreement after the date hereof.

7. Return of Company Property. All correspondence, records, documents, software, promotional materials, and other Company property, including all copies, which came into the Executive’s possession by, through or in the course of Executive’s employment, regardless of the source and whether created by the Executive, are the sole and exclusive property of the Company, and immediately upon the Separation Date, or any time at the Company’s request, the Executive shall return to the Company all such property of the Company. Notwithstanding the foregoing, the Executive shall be entitled to retain the ability to receive and send e-mail messages to and from the Executive’s business e-mail address for thirty (30) days following the Termination Date provided that all incoming and outgoing e-mail messages to and from the Executive’s business e-mail address shall be subject to review and audit by the Company, any of its officers, employees, agents and/or third-party compliance consultants, in each case, in accordance with the Company’s policies.

8. Restrictive Covenants. The Company and the Executive agree that the restrictive covenants set forth in Sections 7 and 8 of the Employment Agreement (the “Restrictive Covenants”) shall continue to apply in accordance with their terms during the Consulting Period notwithstanding any earlier termination thereof by the Company or the Executive and through December 31, 2017 (the “Restricted Covenant Period”), provided, however, that for purposes of this Agreement and notwithstanding anything to the contrary in the Employment Agreement, (i) in addition to the Executive’s obligations under Section 7(a)(i) of the Employment Agreement, the restrictions thereunder shall also apply to manufacturing, selling or distribution of all pet food in North America during the Restricted Covenant Period and (ii) for purposes of the last sentence of Section 7(b) of the Employment Agreement, an employee, representative or agent shall be deemed to be covered by the Executive’s obligations under Section 7(b) of the Employment Agreement while employed or retained by the Company or any of its affiliates and for a period of twelve (12) months thereafter.     In addition, and for the avoidance of doubt consistent with the terms of the Option Agreements, in the event of any violation by the Executive of the Restrictive Covenants or of the Executive’s obligations under Sections 9 or 10 of this Agreement, (i) any portion of the Options outstanding at the time of such violation shall be deemed to have been immediately forfeited and cancelled as of the date of such violation without any consideration being paid therefor and otherwise without any further action of the Company whatsoever, (ii) all Option Shares (as defined in the Option Agreements) that are then outstanding and held by the Executive will be immediately forfeited in exchange for a refund of a cash amount equal to the lesser of (x) the original exercise price or purchase price (as applicable), if any, for such Option Shares, and (y) the Fair Market Value (as defined in the Option Agreements) of the Option Shares as of the date of such forfeiture, and (iii) the Company shall be entitled to recover from the Executive, and the Executive shall pay over to the Company, an amount equal to any “net gain” realized pursuant to the Option (whether at the time of exercise, a subsequent sale of the Option Shares or otherwise) during the one-year period prior to such violation. Executive shall inform any future employer or entity with respect to which the Executive provides services, directly or indirectly, of the Executive’s obligations hereunder and provide such employer or entity with a copy thereof, prior to the commencement of such employment or services.

9. Cooperation. The Executive agrees that during the Consulting Period and for the one (1) year period following the termination of the Consulting Period, and, if longer, during the pendency of any litigation, arbitration or other proceeding involving the Company or any of its affiliates, (i) he will not communicate with anyone (other than the Executive’s attorneys) with respect to the facts or subject matter of any litigation, arbitration or regulatory or administrative proceeding involving the Company or any of its affiliates, other than any litigation, arbitration or other proceeding in which the Executive is a party-in-opposition, without giving prior notice to the Company or the Company’s counsel, and (ii) in the event that any other party attempts to obtain information or documents from the Executive (other than in connection with any litigation, arbitration or other proceeding in which the Executive is a party-in-opposition) with respect to matters the Executive believes in good faith are related to such litigation, arbitration or other proceeding, the Executive shall promptly so notify the Company’s counsel. The Executive agrees to cooperate, in a reasonable and appropriate manner, with the Company and its attorneys in connection with any litigation, arbitration or other proceeding commenced prior to the Termination Date or arising out of or relating to matters in which the Executive was involved prior to the Termination Date to the extent the Company pays all reasonable expenses the

Executive incurs in connection with such cooperation (including, without limitation, attorneys’ fees incurred by the Executive) that have been approved in advance by the Company and to the extent such cooperation does not unduly interfere with the Executive’s personal or professional schedule.

10. Publicity. Neither party shall issue, without consent of the other party, any press release or make any public announcement with respect to this Agreement or the employment, consulting or director relationship between them and/or the termination thereof. Following the effective date of this Agreement and regardless of any dispute that may arise in the future, the Executive and the Company jointly and mutually agree that they will not disparage, criticize or make statements which are negative, detrimental or injurious to the other to any individual, company or client, including within the Company.

11. No Assignments; Binding Effect. Except as provided in this Section 11, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the operations and/or assets of the Company. As used in this Agreement, the term “Company” shall mean the Company and any successor to its operating and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors and administrators (including the Executive’s estate, in the event of the Executive’s death), and their respective permitted successors and assigns.

12. Governing Law and Submission to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey, without giving effect to the principles of conflicts of law thereof.

13. ARBITRATION. THE PARTIES AGREE THAT ANY CONTROVERSY, CLAIM OR DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH THEREOF, EXCEPT AS DISCUSSED HEREIN OR ARISING OUT OF OR RELATING TO THE EMPLOYMENT OF THE EXECUTIVE, OR THE TERMINATION THEREOF, INCLUDING ANY STATUTORY OR COMMON LAW CLAIMS UNDER FEDERAL, STATE, OR LOCAL LAW, INCLUDING ALL LAWS PROHIBITING DISCRIMINATION IN THE WORKPLACE, SHALL BE RESOLVED BY ARBITRATION IN NEW JERSEY IN ACCORDANCE WITH THE EMPLOYMENT DISPUTE RESOLUTION RULES OF JAMS/ENDISPUTE. THE PARTIES AGREE THAT ANY AWARD RENDERED BY THE ARBITRATOR SHALL BE FINAL AND BINDING, AND THAT JUDGMENT UPON THE AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. THE PARTIES FURTHER ACKNOWLEDGE AND AGREE THAT, DUE TO THE NATURE OF THE CONFIDENTIAL INFORMATION, TRADE SECRETS, AND INTELLECTUAL PROPERTY BELONGING TO THE COMPANY TO WHICH THE EXECUTIVE HAS OR WILL BE GIVEN ACCESS, AND THE LIKELIHOOD OF SIGNIFICANT HARM THAT THE COMPANY WOULD SUFFER IN THE EVENT THAT SUCH INFORMATION WAS DISCLOSED TO THIRD PARTIES, NOTHING IN THIS SECTION SHALL PRECLUDE THE COMPANY FROM GOING TO COURT TO SEEK

INJUNCTIVE RELIEF TO PREVENT THE EXECUTIVE FROM VIOLATING THE OBLIGATIONS ESTABLISHED IN SECTIONS 8 THROUGH 10 OF THIS AGREEMENT AND IN SECTIONS 7 AND 8 OF THE EMPLOYMENT AGREEMENT, AS MODIFIED BY SECTION 8 OF THIS AGREEMENT.

14. Entire Agreement. The Executive understands that this Agreement constitutes the complete understanding between the Company and the Executive, and, except as specifically provided herein, supersedes any and all agreements, understandings, and discussions, whether written or oral, between the Executive and any of the Released Parties. No other promises or agreements shall be binding unless in writing and signed by both the Company and the Executive after the Effective Date of this Agreement. Notwithstanding the foregoing, Sections 7 and 8 of the Employment Agreement, as modified pursuant to Section 8 of this Agreement, and Sections 3, 6, 7, 8, 9, 10, 12, 13, 15 and 17 of this Agreement shall survive the termination of the Consulting Period.

15. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, sent by telecopy (with receipt confirmed) on a business day during regular business hours of the recipient (or, if not, on the next succeeding business day) or one business day after sent by reputable overnight express courier (charges prepaid). Such notices, demands and other communications shall be addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention Chairman of the Board of Directors, or to such other address as either party may specify by notice to the other actually received.

16. Miscellaneous. This Agreement is not intended, and shall not be construed, as an admission that any of the Released Parties has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against the Executive. Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Neither party shall be deemed to have made any admission of wrongdoing as a result of executing this Agreement.

17. Tax Matters. The Company may withhold from any and all amounts payable to the Executive under this Agreement such federal, state, local or foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

18. Executive Acknowledgements. The Executive acknowledges that the Executive: (a) has carefully read this Agreement in its entirety; (b) has had an opportunity to consider this Agreement for twenty-one (21) days; (c) fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with the Executive’s independent legal counsel, or has had a reasonable opportunity to do so; and (d) has had answered to the Executive’s satisfaction by the Executive’s independent legal counsel all questions that the Executive has asked with regard to the meaning and significance of any of the provisions of this Agreement.

19. Time to Consider; Effectiveness. The Executive understands that the Executive will have twenty-one (21) days from the date of receipt of this Agreement to consider the terms and conditions of this Agreement. The Executive understands that the Executive may execute this Agreement less than twenty-one (21) days from its receipt from the Company, but agrees that such execution will represent the Executive’s knowing waiver of such consideration period. The Executive may accept this Agreement by signing it and returning it to the Human Resources department within such twenty-one (21) day period. After executing this Agreement, the Executive shall have seven (7) days (the “Revocation Period”) to revoke this Agreement by indicating the Executive’s desire to do so in writing delivered to the Human Resources department by no later than 5:00 p.m. on the seventh (7th) day after the date that the Executive signs this Agreement. The effective date of this Agreement shall be the eighth (8th) day after the Executive signs this Agreement (the “Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event that the Executive does not accept this Agreement as set forth above, or in the event that the Executive revokes this Agreement during the Revocation Period, this Agreement, including, but not limited to, the obligation of the Company to provide the payments and other benefits referred to herein, shall be deemed automatically null and void.

20. Third Party Beneficiaries. The Released Parties are intended third-party beneficiaries of this Agreement, and this Agreement may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Company Parties hereunder. Except and to the extent set forth in the preceding sentence, this Agreement is not intended for the benefit of any person other than the parties hereto, and no such other person or entity shall be deemed to be a third party-beneficiary hereof. Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing, or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director, or stockholder, irrespective of any similarity between any contract, agreement, commitment, or understanding between the Company and such other employee, officer, director, or stockholder, on the one hand, and any contract, agreement, commitment, or understanding between the Company and the Executive, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director, or stockholder, on the one hand, and the Executive, on the other hand.

21. Counterpart Agreements. This Agreement may be signed in counterparts, and by facsimile or e-mail transmission, all of which shall be considered as original documents and which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Separation and Consulting Agreement as of the date set forth below.

FRESHPET, INC.

By:	/s/ Charles A. Norris	Dated: March 9, 2016

Name:	Charles A. Norris

Title:	Chairman of the Board

EMPLOYEE

/s/ Richard Thompson		Dated: March 9, 2016
Richard Thompson